Exhibit 1.01

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

CDC Games’ Yulgang Continues Sharp Rebound in Revenues

Beijing, March 24, 2008 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA), and pioneer of the “free-to-play, pay-for-merchandise” model for online games in China, today announced that during the most recent five days of operation from March 19 – March 23, 2008, average daily revenue for Yulgang was approximately US $87,600. This represents growth of approximately 32 percent over average daily revenue of approximately US $66,500 during the period of March 6 – March 9, 2008, reported earlier this month following the settlement of the dispute with Mgame, the developer of Yulgang.

We are very pleased with the return to play among our loyal base of Yulgang players and the continued rebound in revenues,” said John Huen, chief operating officer of CDC Games. “We also expect to see an additional boost in player activity and revenue with our planned launch of Yulgang 2.0 in the coming weeks. We are also seeing strong growth trends in our other key games in China, including Special Force and Shaiya. Assuming the positive trends continue with Yulgang, and these other key games, we believe CDC Games could have sequential growth for its second consecutive quarter, during the first quarter of 2008.”

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with more than 136 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Launched in July 2007, Special Force has consistently ranked in the Top 10 downloaded games in China and becoming the top revenue producer for CDC Games. Currently, CDC Games offers six popular MMO online games in China that include: Special Force, Yulgang, Shaiya, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. Through its CDC Games International (CGI) subsidiary, the company launched Minna de Battle in Japan in December 2007. In February 2008, CDC Games USA launched the www.12FootTall.com portal to showcase online games in North America, sell virtual merchandise and promote collaboration among players. Also in February 2008, CGI launched Lunia, its first game in North America, further strengthening its position as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our ability to regain and maintain momentum and confidence of players for Yulgang, our expectations regarding player activity and revenue increases, our expectations regarding our current and future marketing efforts for Yulgang, our ability to successfully launch Yulgang 2.0 and the timing thereof, our expectations regarding future contributions to revenue for each of Yulgang, Special Force and Shaiya, the ability of CDC Games to diversify and continue diversifying its revenues, successfully measure, choose, collect data regarding and evaluate key performance metrics for its games, the ability to successfully grow in key performance areas, diversify our revenue and achieve or maintain month over month and quarter over quarter revenue growth, the ability to upgrade and release new games and newer versions of existing games and the timeliness thereof, our belief regarding growth trends for our new and existing games, our ability to complete successful open and closed beta tests in the future, our ability to maintain successful commercial performance and average revenue per user and peak concurrent users for our games, our ability to launch additional games both inside and outside of China, our ability to successfully continue to work closely with collaborative and contractual partners, our ability to successfully leverage Yulgang version 2.0 to re-engage players and grow revenues, our expectations regarding the impact of our marketing efforts for Yulgang and the timing thereof, our ability to derive revenues from active players, our ability to successfully maintain activity and grow users and revenues, our beliefs regarding Lunia’s potential for future growth, our ability to build its subscriber base and the future success of the 12FootTall game portal, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market first person shooter and other games; (c) the future growth of the online games industry in the China market and other markets throughout the world; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the continued popularity and player acceptance of Yulgang, Special Force and our other games; and (g) the continuation of our contractual and other partners to perform their obligations under agreements with us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.